Pricing supplement To prospectus dated April 5, 2018, prospectus supplement dated April 5, 2018, product supplement no. 4-I dated April 5, 2018 and underlying supplement no. 1-I dated April 5, 2018	Registration Statement Nos. 333-222672 and 333-222672-01 Dated June 15, 2018 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments

$7,000,000

Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX® Banks Index due June 18, 2020

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the closing level of each of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX® Banks Index (in the case of any Review Date other than the final Review Date) or the Ending Index Level of each Index (in the case of the final Review Date) is greater than or equal to 65.00% of its Initial Index Level, which we refer to as an Interest Barrier. Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.
•	Investors in the notes should be willing to accept the risk of losing some or all of their principal if a Trigger Event (as defined below) has occurred and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates. Contingent Interest Payments should not be viewed as periodic interest payments.
•	The notes will be automatically called if the closing level of each Index on any Review Date (other than the final Review Date) is greater than or equal to its Initial Index Level. The earliest date on which an automatic call may be initiated is September 17, 2018.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	The payment at maturity is not linked to a basket composed of the Indices. The payment at maturity is linked to the performance of each of the Indices individually, as described below.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Indices:	The S&P 500® Index (Bloomberg ticker: SPX), the Russell 2000® Index (Bloomberg ticker: RTY) and the EURO STOXX® Banks Index (Bloomberg ticker: SX7E) (each, an “Index” and collectively, the “Indices”)
Contingent Interest Payments:

If the notes have not been automatically called and, with respect to any Review Date, the closing level of each Index (in the case of any Review Date other than the final Review Date) or the Ending Index Level of each Index (in the case of the final Review Date) is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to $21.50.

If, with respect to any Review Date, the closing level of any Index (in the case of any Review Date other than the final Review Date) or the Ending Index Level of any Index (in the case of the final Review Date) is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.

Interest Barrier / Trigger Level:	With respect to each Index, an amount that represents 65.00% of its Initial Index Level, which is 1,806.779 for the S&P 500® Index, 1,094.5402 for the Russell 2000® Index and 72.787 for the EURO STOXX® Banks Index
Automatic Call:	If with respect to any Review Date (other than the final Review Date) the closing level of each Index is greater than or equal to its Initial Index Level, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.
Payment at Maturity:

If the notes have not been automatically called and a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date.

If the notes have not been automatically called and a Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level of the Least Performing Index is less than its Initial Index Level. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Index Return)

If the notes have not been automatically called and a Trigger Event has occurred, you will lose more than 35.00% of your principal amount at maturity and could lose up to the entire principal amount of your notes at maturity.

Trigger Event:	A Trigger Event occurs if the Ending Index Level (i.e., the arithmetic average of the closing levels on the Ending Averaging Dates) of any Index is less than its Trigger Level.
Pricing Date:	June 15, 2018
Original Issue Date:	On or about June 20, 2018 (Settlement Date)
Review Dates†:	September 17, 2018, December 17, 2018, March 15, 2019, June 17, 2019, September 16, 2019, December 16, 2019, March 16, 2020 and June 15, 2020 (the “final Review Date”)
Ending Averaging Dates†:	June 9, 2020, June 10, 2020, June 11, 2020, June 12, 2020 and the final Review Date
Interest Payment Dates†:	September 20, 2018, December 20, 2018, March 20, 2019, June 20, 2019, September 19, 2019, December 19, 2019, March 19, 2020 and the Maturity Date
Call Settlement Date†:	If the notes are automatically called on any Review Date (other than the final Review Date), the first Interest Payment Date immediately following that Review Date
Maturity Date†:	June 18, 2020
CUSIP:	48129M3C8
Other Key Terms:	See “Additional Key Terms” in this pricing supplement
†	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$15	$985
Total	$7,000,000	$105,000	$6,895,000
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $15.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $970.50 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004519/dp87528_424b2-ps4i.pdf
•	Underlying supplement no. 1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

Index Return:	With respect to each Index: (Ending Index Level – Initial Index Level) Initial Index Level
Initial Index Level:	With respect to each Index, the closing level of that Index on the Pricing Date, which was 2,779.66 for the S&P 500® Index, 1,683.908 for the Russell 2000® Index and 111.98 for the EURO STOXX® Banks Index
Ending Index Level:	With respect to each Index, the arithmetic average of the closing levels of that Index on the Ending Averaging Dates
Least Performing Index:	The Index with the Least Performing Index Return
Least Performing Index Return:	The lowest of the Index Returns of the Indices
JPMorgan Structured Investments —	PS-1

Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX® Banks Index

What Are the Payments on the Notes, Assuming a Range of Performances for the Least Performing Index?

If the notes have not been automatically called and, with respect to any Review Date, the closing level of each Index (in the case of any Review Date other than the final Review Date) or the Ending Index Level of each Index (in the case of the final Review Date) is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to $21.50. If the notes have not been automatically called and, with respect to any Review Date, the closing level of any Index (in the case of any Review Date other than the final Review Date) or the Ending Index Level of any Index (in the case of the final Review Date) is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. We refer to the Interest Payment Date immediately following any Review Date on which the closing level of any Index is less than its Interest Barrier as a “No-Coupon Date.” The following table reflects the Contingent Interest Payment of $21.50 and illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes depending on how many No-Coupon Dates occur.

Number of No-Coupon Dates	Total Contingent Coupon Payments
0 No-Coupon Date	$172.00
1 No-Coupon Date	$150.50
2 No-Coupon Dates	$129.00
3 No-Coupon Dates	$107.50
4 No-Coupon Dates	$86.00
5 No-Coupon Dates	$64.50
6 No-Coupon Dates	$43.00
7 No-Coupon Dates	$21.50
8 No-Coupon Dates	0.00

The following table illustrates the hypothetical payments on the notes in different hypothetical scenarios. Each hypothetical payment set forth below assumes that the Least Performing Index is the Russell 2000® Index and that the closing level of each of the other Indices on each Review Date is greater than or equal to its Initial Index Level (and therefore its Interest Barrier and Trigger Level). We make no representation or warranty as to which of the Indices will be the Least Performing Index for purposes of calculating your actual payment at maturity, if any, or as to what the closing level of any Index will be on any Review Date. In addition, the following table and examples assume an Initial Index Level for the Least Performing Index of 1,700 and an Interest Barrier and a Trigger Level for the Least Performing Index of 1,105 (equal to 65.00% of the hypothetical Initial Index Level) and reflect the Contingent Interest Payment of $21.50. Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

	Review Dates Prior to the Final Review Date		Final Review Date
Closing Level of the Least Performing Index	Least Performing Index Appreciation / Depreciation at Review Date	Payment on Interest Payment Date or Call Settlement Date (1)(2)	Ending Index Level of the Least Performing Index (3)	Least Performing Index Return	Payment at Maturity If a Trigger Event Has Not Occurred (2)(4)	Payment at Maturity If a Trigger Event Has Occurred (4)
3,060.00	80.00%	$1,021.50	3,060.00	80.00%	$1,021.50	N/A
2,890.00	70.00%	$1,021.50	2,890.00	70.00%	$1,021.50	N/A
2,720.00	60.00%	$1,021.50	2,720.00	60.00%	$1,021.50	N/A
2,550.00	50.00%	$1,021.50	2,550.00	50.00%	$1,021.50	N/A
2,380.00	40.00%	$1,021.50	2,380.00	40.00%	$1,021.50	N/A
2,210.00	30.00%	$1,021.50	2,210.00	30.00%	$1,021.50	N/A
2,040.00	20.00%	$1,021.50	2,040.00	20.00%	$1,021.50	N/A
1,955.00	15.00%	$1,021.50	1,955.00	15.00%	$1,021.50	N/A
1,870.00	10.00%	$1,021.50	1,870.00	10.00%	$1,021.50	N/A
1,785.00	5.00%	$1,021.50	1,785.00	5.00%	$1,021.50	N/A
1,700.00	0.00%	$1,021.50	1,700.00	0.00%	$1,021.50	N/A
1,615.00	-5.00%	$21.50	1,615.00	-5.00%	$1,021.50	N/A
1,530.00	-10.00%	$21.50	1,530.00	-10.00%	$1,021.50	N/A
1,360.00	-20.00%	$21.50	1,360.00	-20.00%	$1,021.50	N/A
1,190.00	-30.00%	$21.50	1,190.00	-30.00%	$1,021.50	N/A
1,105.00	-35.00%	$21.50	1,105.00	-35.00%	$1,021.50	N/A
1,104.83	-35.01%	N/A	1,104.83	-35.01%	N/A	$649.90
1,020.00	-40.00%	N/A	1,020.00	-40.00%	N/A	$600.00
850.00	-50.00%	N/A	850.00	-50.00%	N/A	$500.00
JPMorgan Structured Investments —	TS-2

Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX® Banks Index

680.00	-60.00%	N/A	680.00	-60.00%	N/A	$400.00
510.00	-70.00%	N/A	510.00	-70.00%	N/A	$300.00
340.00	-80.00%	N/A	340.00	-80.00%	N/A	$200.00
170.00	-90.00%	N/A	170.00	-90.00%	N/A	$100.00
0.00	-100.00%	N/A	0.00	-100.00%	N/A	$0.00

(1) The notes will be automatically called if the closing level of each Index on any Review Date (other than the final Review Date) is greater than or equal to its Initial Index Level.

(2) You will receive a Contingent Interest Payment in connection with a Review Date if the closing level of each Index on that Review Date (in the case of any Review Date other than the final Review Date) or the Ending Index Level of each Index (in the case of the final Review Date) is greater than or equal to its Interest Barrier.

(3) With respect to each Index, the Ending Index Level is equal to the arithmetic average of the closing levels of that Index on the Ending Averaging Dates.

(4) A Trigger Event occurs if the Ending Index Level (i.e., the arithmetic average of the closing levels on the Ending Averaging Dates) of any Index is less than its Trigger Level.

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how payments on the notes in different hypothetical scenarios are calculated.

Example 1: A Contingent Interest Payment is paid in connection with one of the Review Dates preceding the third Review Date, the closing level of the Least Performing Index is less than its Initial Index Level of 1,700 on each of the Review Dates preceding the third Review Date and the closing level of the Least Performing Index increases from its Initial Index Level of 1,700 to a closing level of 2,040 on the third Review Date. The investor receives a payment of $21.50 per $1,000 principal amount note in connection with one of the Review Dates preceding the third Review Date, but the notes are not automatically called on any of the Review Dates preceding the third Review Date because the closing level of the Least Performing Index is less than its Initial Index Level on each of the Review Dates preceding the third Review Date. Because the closing level of the Least Performing Index on the third Review Date is greater than its Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the third Review Date. In addition, because the closing level of the Least Performing Index on the third Review Date is greater than its Initial Index Level, the notes are automatically called. Accordingly, the investor receives a payment of $1,021.50 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $21.50 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. As a result, the total amount paid on the notes over the term of the notes is $1,043 per $1,000 principal amount note.

Example 2: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the level of the Least Performing Index increases from the Initial Index Level of 1,700 to an Ending Index Level of 2,040 — A Trigger Event has not occurred. The investor receives a payment of $21.50 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date. Because the notes have not been automatically called prior to maturity, a Trigger Event has not occurred and the Ending Index Level of the Least Performing Index is greater than its Interest Barrier, the investor receives at maturity a payment of $1,021.50 per $1,000 principal amount note. This payment consists of a Contingent Interest Payment of $21.50 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,172 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 3: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with two of the Review Dates preceding the final Review Date and the level of the Least Performing Index decreases from the Initial Index Level of 1,700 to an Ending Index Level of 1,105 — A Trigger Event has not occurred. The investor receives a payment of $21.50 per $1,000 principal amount note in connection with two of the Review Dates preceding the final Review Date. Because the notes have not been automatically called prior to maturity and a Trigger Event has not occurred, even though the Ending Index Level of the Least Performing Index is less than its Initial Index Level, the investor receives at maturity a payment of $1,021.50 per $1,000 principal amount note. This payment consists of a Contingent Interest Payment of $21.50 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,064.50 per $1,000 principal amount note.

Example 4: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the level of the Least Performing Index decreases from the Initial Index Level of 1,700 to an Ending Index Level of 680 — A Trigger Event has occurred. The investor receives a payment of $21.50 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date. Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Least Performing Index Return is -60%, the investor receives at maturity a payment of $400 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -60%) = $400

The total amount paid on the notes over the term of the notes is $550.50 per $1,000 principal amount note.

Example 5: The notes have not been automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the level of the Least Performing Index decreases from the Initial Index Level of 1,700 to an Ending Index Level of 510 — A Trigger Event has occurred. Because the notes have not been automatically called prior to maturity, no Contingent Interest Payments are paid

JPMorgan Structured Investments —	PS-3

Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX® Banks Index

in connection with the Review Dates preceding the final Review Date, a Trigger Event has occurred and the Least Performing Index Return is -70%, the investor receives no payments over the term of the notes, other than a payment at maturity of $300 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -70%) = $300

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

Selected Purchase Considerations

•	CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each Review Date of $21.50 per $1,000 principal amount note. If the notes have not been automatically called and, with respect to any Review Date, the closing level of each Index (in the case of any Review Date other than the final Review Date) or the Ending Index Level of each Index (in the case of the final Review Date) is greater than or equal to its Interest Barrier, you will receive a Contingent Interest Payment on the applicable Interest Payment Date. If the notes have not been automatically called and, with respect to any Review Date, the closing level of any Index (in the case of any Review Date other than the final Review Date) or the Ending Index Level of any Index (in the case of the final Review Date) is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing level of each Index on any Review Date (other than the final Review Date) is greater than or equal to its Initial Index Level, your notes will be automatically called prior to the Maturity Date. Under these circumstances, you will receive a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date. Even in cases where the notes are called prior to maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.
•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN AUTOMATICALLY CALLED — If the notes have not been automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred. However, if the notes have not been automatically called and a Trigger Event has occurred, you will lose more than 35.00% of your principal amount at maturity and could lose up to the entire principal amount of your notes at maturity.
•	EXPOSURE TO EACH OF THE INDICES — The return on the notes is linked to the Least Performing Index, which will be any of the S&P 500® Index, the Russell 2000® Index or the EURO STOXX® Banks Index.

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

The EURO STOXX® Banks Index is a free-float market capitalization index that currently includes 27 stocks of banks market sector leaders from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. Not all 11 countries are represented in the EURO STOXX® Banks Index at any given time. The EURO STOXX® Banks Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The notes based on the EURO STOXX® Banks Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX® Banks Index, see “Equity Index Descriptions — The EURO STOXX® Banks Index” in the accompanying underlying supplement.

•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the
JPMorgan Structured Investments —	TS-4

Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX® Banks Index

IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”).  Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the notes are recharacterized, in whole or in part, as debt instruments, or Contingent Interest Payments if they are otherwise treated as FDAP Income). If the notes are recharacterized, in whole or in part, as debt instruments, withholding could also apply to payments of gross proceeds of a taxable disposition, including an early redemption or redemption at maturity. However, under a 2015 IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as FDAP Income) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in one or more of the Indices or any of the equity securities included in the Indices. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes have not been automatically called and a Trigger Event has occurred, you will lose 1% of your principal amount at maturity for every 1% that the Ending Index Level of the Least Performing Index is less than its Initial Index Level. Accordingly, under these circumstances, you will lose more than 35.00% of your principal amount at maturity and could lose up to the entire principal amount of your notes at maturity.
•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of each Index. Contingent Interest Payments should not be viewed as periodic interest payments. If the notes have not been automatically called, we will make a Contingent Interest Payment with respect to a Review Date only if the closing level of each Index (in the case of any Review Date other than the final Review Date) or the Ending Index Level of each Index (in the case of the final Review Date) is greater than or equal to its Interest Barrier. If the notes have not been automatically called and, with respect to any Review Date, the closing level of any Index (in the case of any Review Date other than the final Review Date) or the Ending Index Level of any Index (in the case of the final Review Date) is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date, and the Contingent Interest Payment that would otherwise have been payable with respect to that Review Date will not be accrued and subsequently paid. Accordingly, if the
JPMorgan Structured Investments —	PS-5

Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX® Banks Index

closing level of any Index on each Review Date (other than the final Review Date) and the Ending Index Level of any Index are less than its Interest Barrier, you will not receive any interest payments over the term of the notes.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that might have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive on the applicable Call Settlement Date $1,000 plus the Contingent Interest Payment applicable to the relevant Review Date.
•	REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as approximately three months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.
•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION OF ANY INDEX — The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation of any Index, which may be significant. You will not participate in any appreciation of any Index. Accordingly, the return on the notes may be significantly less than the return on a direct investment in any Index during the term of the notes.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

In addition, JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500® Index, but JPMorgan Chase & Co. will have no obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH INDEX — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Indices. If the notes have not been automatically called, your payment at maturity is contingent upon the performance of each individual Index such that you will be equally exposed to the risks related to each of the Indices. The performance of the Indices may not be correlated. Poor performance by any of the Indices over the term of the notes may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by any other Index. Accordingly, your investment is subject to the risk of decline in the value of each Index.
•	THE BENEFIT PROVIDED BY THE TRIGGER LEVEL MAY TERMINATE ON THE FINAL REVIEW DATE — If the Ending Index Level of any Index is less than its Trigger Level (i.e., a Trigger Event occurs) and the notes have not been automatically called, the benefit provided by the Trigger Level will terminate and you will be fully exposed to any depreciation of the Least Performing Index from its Initial Index Level to its Ending Index Level.
•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LEAST PERFORMING INDEX — Because the payment at maturity will be determined based on the performance of the Least Performing Index, you will not benefit from the performance of any other Index. Accordingly, if the notes have not been automatically called and a Trigger Event has occurred, you will lose some or all of your principal amount at maturity, even if the Ending Index Level of any other Index is greater than or equal to its Initial Index Level.
JPMorgan Structured Investments —	TS-6

Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX® Banks Index

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Indices, including:
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility in the levels of the Indices;
•	the time to maturity of the notes;
•	whether the closing level of any Index or Ending Index Level, as applicable, has been, or is expected to be, less than its Interest Barrier on any Review Date and whether a Trigger Event is expected to occur;
•	the likelihood of an automatic call being triggered;
•	the dividend rates on the equity securities included in the Indices;
•	interest and yield rates in the market generally;
•	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the EURO STOXX® Banks Index trade and the correlation among those rates and the level of the EURO STOXX® Banks Index; and
•	a variety of other economic, financial, political, regulatory and judicial events.
JPMorgan Structured Investments —	PS-7

Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX® Banks Index

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	NO DIVIDENDS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities included in the Indices would have.
•	an investment in the notes is subject to risks associated with small capitalization stocks WITH RESPECT TO THE RUSSELL 2000® INDEX — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.
•	NON-U.S. SECURITIES RISK WITH RESPECT TO THE EURO STOXX® BANKS INDEX — The equity securities included in the EURO STOXX® Banks Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
•	NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES WITH RESPECT TO THE EURO STOXX® BANKS INDEX — The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the equity securities included in the EURO STOXX® Banks Index are denominated, although any currency fluctuations could affect the performance of the EURO STOXX® Banks Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in any payment on the notes.
•	RISKS ASSOCIATED WITH THE BANKING INDUSTRY WITH RESPECT TO THE EURO STOXX® BANKS INDEX — All or substantially all of the equity securities included in the EURO STOXX® Banks Index are issued by companies whose primary line of business is directly associated with the banking industry. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. The performance of bank stocks may be affected by extensive governmental regulation, which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact the banking companies. Banks may also be subject to severe price competition. Competition among banking companies is high and failure to maintain or increase market share may result in lost market share. These factors could affect the banking industry and could affect the value of the equity securities included in the EURO STOXX® Banks Index and the level of the EURO STOXX® Banks Index during the term of the notes, which may adversely affect the value of your notes.
•	VOLATILITY RISK — Greater expected volatility with respect to an Index indicates a greater likelihood as of the Pricing Date that the closing level of that Index on a Review Date (other than the final Review Date) or the Ending Index Level of that Index could be less than its Interest Barrier and/or that a Trigger Event could occur. An Index’s volatility, however, can change significantly over the term of the notes. The closing level of an Index could fall sharply on any day during the term of the notes, which could result in your not receiving any Contingent Interest Payment or a significant loss of principal, or both.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
JPMorgan Structured Investments —	TS-8

Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX® Banks Index

Historical Information

The following graphs show the historical weekly performance of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX® Banks Index from January 4, 2013 through June 15, 2018. The closing level of the S&P 500® Index on June 15, 2018 was 2,779.66. The closing level of the Russell 2000® Index on June 15, 2018 was 1,683.908. The closing level of the EURO STOXX® Banks Index on June 15, 2018 was 111.98.

We obtained the various closing levels of the Indices above and below from Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical levels of each Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of any Index on any Review Date or Ending Averaging Date. There can be no assurance that the performance of the Indices will result in the return of any of your principal amount or the payment of any interest.

JPMorgan Structured Investments —	PS-9

Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX® Banks Index

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Are the Payments on the Notes, Assuming a Range of Performances for the Least Performing Index?” and “Hypothetical Examples of Amounts Payable on the Notes” in this pricing supplement for an illustration of the

JPMorgan Structured Investments —	TS-10

Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX® Banks Index

risk-return profile of the notes and “Selected Purchase Considerations — Exposure to Each of the Indices” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 8, 2018, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on March 8, 2018.

JPMorgan Structured Investments —	PS-11

Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX® Banks Index